Date:	Contact:
November 27, 2012	Mr. Richard G. Spencer
President and Chief Executive Officer
For Immediate Release	(412) 367-3303 ext. 3121
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC.
SHAREHOLDERS APPROVE
MERGER WITH WESBANCO, INC.;
MERGER CLOSING DATE ANNOUNCED

Pittsburgh, Pennsylvania – November 27, 2012 - Fidelity Bancorp, Inc. (Nasdaq Global Market - “FSBI”) announced that a Special Meeting of Shareholders was held today.  At the meeting, shareholders approved the Agreement and Plan of Merger, dated July 19, 2012, by and among Fidelity Bancorp, Inc., Fidelity Savings Bank, WesBanco, Inc. and WesBanco Bank, Inc. and the transactions contemplated thereby.  Shareholders also approved a non-binding advisory resolution regarding the compensation payable to the named executive officers in connection with the merger.  It was also announced that the parties expect the merger to close on November 30, 2012.

Under the merger agreement, Fidelity’s shareholders will receive 0.8275 shares of WesBanco common stock and $4.50 in cash for each share of Fidelity common stock held.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.